                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 14a-11(c) or 14a-12


                WIT CAPITAL GROUP, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            WIT CAPITAL GROUP, INC.
                          826 BROADWAY, SEVENTH FLOOR
                            NEW YORK, NEW YORK 10003
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2000
                            ------------------------

To the Stockholders
of Wit Capital Group, Inc.

    The 2000 Annual Meeting of Stockholders of Wit Capital Group, Inc. will be held at the Peninsula Hotel, 700 Fifth Avenue, New York, N.Y. 10019, on Thursday, June 1, 2000 at 9:30 a.m., Eastern Standard Time, to consider and act upon the following matters:

    (1) The election of two (2) directors to serve until their successors have been elected and qualified.

    (2) The approval of the proposed amendment to the Company's certificate of incorporation to change the Company's name to "Wit SoundView
       Group, Inc."

    (3) The approval of the proposed amendment to the Company's certificate of incorporation to eliminate the Company's Class C common stock.

    (4) Such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only holders of record of common stock, par value $0.01 per share, of the Company at the close of business on April 7, 2000, the record date, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement of the meeting. Each share of the Company's common stock will entitle its record holder to one vote on each matter put to a vote at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          ROBERT C. MENDELSON
                                          SECRETARY

New York, New York
May 1, 2000

                            WIT CAPITAL GROUP, INC.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2000

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wit Capital Group, Inc., a Delaware corporation, for use at the Company's Annual Meeting of Stockholders to be held at the Peninsula Hotel, 700 Fifth Avenue, New York, N.Y. 10019, on Thursday, June 1, 2000 at 9:30 a.m., Eastern Standard Time, and at any adjournment thereof.

    This Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders of the Company on or about May 1, 2000. The principal executive offices of the Company are located at 826 Broadway, Seventh Floor, New York, New York 10003.

PURPOSES OF MEETING

    The purposes of the meeting are to consider and act upon the following matters:

    1. The election of two (2) directors until their successors have been elected and qualified.

    2. The approval of the proposed amendment to the Company's certificate of incorporation to change the Company's name to "Wit SoundView
       Group, Inc."

    3. The approval of the proposed amendment to the Company's certificate of incorporation to eliminate the Company's Class C common stock.

    4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE; VOTE REQUIRED

    The Board of Directors has fixed the close of business on April 7, 2000 as the record date for determination of the Company's stockholders entitled to notice of and to vote at the Annual Meeting.

    As of the record date, there were 77,609,625 shares of the Company's common stock outstanding, the holders of which are entitled to vote at the Annual Meeting. Holders of the Company's Class B common stock are not entitled to vote at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

    As of the record date, the Company's directors and executive officers and their affiliates owned an aggregate of 28,482,291 outstanding shares of the Company's common stock or approximately 37% of the shares entitled to vote at the Annual Meeting.

SOLICITATION OF PROXIES

    The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to that firm for these services are not expected to exceed $8,000. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

    Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless the proxies have previously been revoked.

    Regarding the election of directors to serve until the Annual Meeting of Stockholders in 2003, in voting by proxy, stockholders may vote in favor of the election of all the nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of the proposals, against the proposals or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR the election of both nominees for the Board of Directors and voted FOR the approval of the proposed amendments to change the Company's name and to eliminate the Company's Class C common stock. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    A stockholder executing and returning a proxy has the power to revoke it before it is exercised, and may do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, attention: Robert C. Mendelson, Secretary. The mailing address of the Company's executive offices is 826 Broadway, Seventh Floor, New York, New York 10003.

    Directors will be elected by a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the election of directors. The approval of each of the two proposed amendments will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Thus, abstentions and broker non-votes will have the same effect as a negative vote.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    As of December 31, 1999, the Company's Board of Directors consisted of nine directors. The Board is divided into three classes, with one class standing for election each year for a three-year term. The Board has nominated Joseph R. Hardiman and Andrew D. Klein for reelection as directors, each to hold office until the Annual Meeting of Stockholders in 2003 and until his successor is duly elected and qualified.

    If either of these nominees is not available to serve as a director at the time of the Annual Meeting (which the Board does not anticipate), the proxies will be voted for the election as director such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors constituting the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    The Board of Directors recommends a vote FOR each of Joseph R. Hardiman and Andrew D. Klein as directors to hold office until the Annual Meeting of Stockholders in 2003 and until their respective successors are duly elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                             NOMINEES FOR ELECTION

                                                                                         TERM TO
NOMINEE                                 AGE(1)    POSITION AND/OR PRINCIPAL OCCUPATION    EXPIRE
-------                                --------   -------------------------------------  --------
Joseph R. Hardiman...................     62      Director, The Flag Investors Funds,      2003
                                                  The ISI Funds and The Nevis Fund

Andrew D. Klein......................     40      Vice Chairman, Founder and Chief         2003
                                                    Strategist of the Company

                              CONTINUING DIRECTORS

                                                                                             TERM
DIRECTOR                                 AGE(1)     POSITION AND/OR PRINCIPAL OCCUPATION   EXPIRES
--------                                --------   --------------------------------------  --------
John H. N. Fisher.....................     40      Managing Director, Draper Fisher          2001
                                                     Jurvetson

Gilbert C. Maurer.....................     71      Director, The Hearst Corporation          2001

Ronald Readmond.......................     57      Vice Chairman, Co-Chief Executive         2001
                                                     Officer and President of the Company

Russell D. Crabs......................     42      Co-Head of Wit SoundView                  2002

Edward H. Fleischman..................     67      Senior counsel to Linklaters              2002

Steven M. Gluckstern..................     48      Founding partner of Capital Z             2002
                                                   Partners, non-executive Chairman of
                                                     Zurich Re and Zurich Centre
                                                     Group/Centre Solutions

Robert H. Lessin......................     45      Chairman and Co-Chief Executive           2002
                                                   Officer of the Company

------------------------

(1) As of March 31, 2000.

BUSINESS EXPERIENCE

    NOMINEES FOR ELECTION--TERMS TO EXPIRE IN 2003

    JOSEPH R. HARDIMAN, a director of the Company since 1998, served as the President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, the Nasdaq Stock Market, Inc., from 1987 through January 1997. Previously, he was the Managing Director, Chief Operating Officer and a member of the Board of Directors of Alex. Brown & Sons. Mr. Hardiman serves as a director of The Flag Investors Funds, The ISI Funds and The Nevis Fund.

    ANDREW D. KLEIN, a director of the Company since 1996, is presently the Vice Chairman, founder and chief strategist of the Company. He has been with the Company since its inception in April 1996. Previously, in January 1993
Mr. Klein founded Spring Street Brewing Company, a microbrewery which two years later became the first company to complete a public offering over the Internet and, in March 1996, created the first ever Web-based trading mechanism allowing investors to buy and sell Spring Street shares. Prior to starting Spring Street Brewing, Mr. Klein practiced corporate and securities law at Cravath, Swaine & Moore for six years. In 1997 Mr. Klein was the subject of a civil order of the Commonwealth of Massachusetts alleging that he and Spring Street used its Web site to gather names of potential investors and then mailed an unregistered private placement memorandum to these persons in violation of the Massachusetts securities laws. While neither admitting nor denying that the violations occurred, Mr. Klein agreed to offer a refund to six investors and paid a fine of $3,000.

    CONTINUING DIRECTORS

    TERMS TO EXPIRE IN 2001

    JOHN H.N. FISHER, a director of the Company since 1998, is a Managing Director of Draper Fisher Jurvetson, a Redwood City, California venture capital firm providing start-up and early stage financing. On behalf of Draper Fisher Jurvetson, Mr. Fisher serves on the boards of Central, Convoy Corporation, Entegrity Solutions Corporation, Praxon Inc., Selectica Inc., Sonnet
Financial Inc., Transactor Networks Inc. and Webline Communications Corporation. Previously, Mr. Fisher was a venture capitalist at ABS Ventures. Prior to that, he was an investment banker at Alex. Brown & Sons and an account executive in the capital markets group at Bank of America.

    GILBERT C. MAURER, a director of the Company since 1998, had been employed since 1973 by The Hearst Corporation, one of the nation's largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. Most recently, he held the position of Chief Operating Officer from 1990 until his retirement in 1998. Previously, Mr. Maurer served as President of Hearst's magazines division for 14 years. Prior to joining Hearst, Mr. Maurer worked for 19 years with Cowles Communications, Inc. Mr. Maurer is currently a director of The Hearst Corporation.

    RONALD READMOND is the Vice Chairman, Co-Chief Executive Officer and President of the Company. He joined the Company as an executive officer in May 1998 and has served as a director since 1997. Before joining the Company, he had served as Vice Chairman of Charles Schwab & Co., Inc. where he was responsible for operations, capital markets and trading, international and mutual funds as well as strategic acquisitions and industry relations. Prior to that, Mr. Readmond was a managing director of Alex.Brown & Sons. Mr. Readmond has served as Co-Chairman of the U.S. Working Committee on Clearance and Settlement of the Group of 30, as a member of the New York Stock Exchange operations advisory committee and the nominating committee of the Options Clearing Corporation. Mr. Readmond is the former Chairman of the Board of the National Securities Clearing Corporation and for five years served on its board of directors. In addition, he served for two years as a director of NASD Markets Services, Inc. Mr. Readmond is currently a director of ProBusiness
Services, Inc., Chairman of International Equity Partners and a director of The American Council for Capital Formation.

    TERMS TO EXPIRE IN 2002

    RUSSELL D. CRABS became a director of the Company on February, 2000 following the merger of SoundView Technology Group, Inc. with the Company. Mr. Crabs had been the President, Chief Executive Officer and director of research of SoundView from 1987. He also served on SoundView's Board of Directors and Operating Committee.

    EDWARD H. FLEISCHMAN, a director of the Company since 1998, has served as senior counsel to the London based international law firm of Linklaters since 1994, where he specializes in securities and financing law and related areas. Mr. Fleischman served as a Commissioner of the Securities and Exchange Commission from 1986 to 1992. Previously, he practiced law for 27 years at Beekman & Bogue in New York.

    STEVEN M. GLUCKSTERN, a director of the Company since 1998, is a founding partner of Capital Z Partners. Previously, he served as Chief Executive Officer of both Zurich Re and Centre Re from 1988 to 1998, and, prior to that, as General Manager of reinsurance operations of the Berkshire Hathaway Insurance Group. Mr. Gluckstern also serves on the boards of Aames Financial Corporation, United Payors and United Providers Inc., Channelpoint Inc., Mpower.com, Inc. and Brodia.com.

    ROBERT H. LESSIN, a director of the Company since 1998, is presently the Chairman and Co-Chief Executive Officer of the Company. Before joining the Company in April 1998, he was Vice Chairman of Salomon Smith Barney, Inc. having previously been Vice Chairman of Smith Barney, Inc. from 1993 until the merger with Salomon Brothers in November 1997. He served as head of investment banking at Smith Barney from June 1993 to January 1997. Prior to joining Salomon Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley & Co. in the position of managing director and was responsible for the firm's financial entrepreneurs, media and retailing groups. Mr. Lessin was also Vice Chairman of Morgan Stanley's investment banking operating committee and Chairman of their strategic planning committee. Currently, he is a director of Marketwatch.com, Inc., iParty Corp., MaMaMedia Inc. and sixdegrees inc. and a manager of the general partner of Dawntreader Funds I and II, venture capital funds.

COMMITTEES OF THE BOARD

    The Board of Directors has established an audit committee, the members of which in 1999 and during the first quarter of 2000 were Edward H. Fleischman, Joseph R. Hardiman and Adam Mizel. The Board of Directors has also established a compensation committee, the members of which are John H.N. Fisher, Steven M. Gluckstern, Gilbert C. Maurer and Ronald Readmond. The Stock Incentive Plan is administered by a subcommittee of the compensation committee consisting of John H.N. Fisher, Steven M. Gluckstern and Gilbert C. Maurer.

    The audit committee is responsible for recommending to the Board of Directors the engagement of the independent auditors and reviewing with the independent auditors the scope and results of audits, the internal accounting controls, audit practices and the professional services furnished by the independent auditors. The compensation committee is responsible for reviewing and approving all compensation arrangements for the executive officers, and its subcommittee is responsible for administering the Stock Incentive Plan.

    In 1999, the Board of Directors held 12 meetings, the audit committee held 6 meetings and the compensation committee held 2 meetings.

SPECIAL ADVISORY BOARD

    To complement the Board of Directors, the Company has also developed a special advisory board consisting of accomplished professionals and entrepreneurs from the fields of technology, new media, finance and law. The first members of this advisory board are Joseph H. Flom and Edward J. Mathias.

Members of the special advisory board attend but do not vote at meetings of the Board of Directors. They also provide the management with strategic advice and other assistance with the planning and development of the Company's business.

GOLDMAN SACHS OBSERVER

    An affiliate of Goldman Sachs has appointed a non-voting observer, Joseph Gleberman, to attend meetings of the Board of Directors.

COMPENSATION OF DIRECTORS AND SPECIAL ADVISORY BOARD MEMBERS

    The Company did not pay directors cash compensation. In April 2000, the Company adopted a compensation plan for non-employee directors who attend meetings in person and are not directors appointed pursuant to contractual arrangements. Each director will be paid $5,000 for each board meeting they attend, not to exceed $20,000 in a year. Members of the special advisory board will be paid $2,500 for each board meeting they attend, not to exceed $10,000 in a year. Directors and special advisory board members will not be paid separately for attending committee meetings. In April 2000, the Company also adopted a compensation plan whereby new board members will receive options to purchase 30,000 shares and new special advisory board members will receive options to purchase 15,000 shares. In addition, each year, existing board members will receive options to purchase 10,000 shares and existing special advisory board members will receive options to purchase 5,000 shares.

    The Company has granted certain non-employee directors as well as the members of the advisory board options to purchase common stock. The non-employee directors designated by the Company's venture capital investors do not receive any compensation from the Company. In addition, Messrs. Flom and Mathias hold, respectively, 116,666 and 140,000 shares of the Company's common stock.

    The following non-employee members of the Board of Directors and of the Company's special advisory board have received the respective numbers of stock options indicated below as of December 31, 1999.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING   EXERCISE   EXPIRATION
NAME                                                         OPTIONS GRANTED       PRICE        DATE
----                                                      ---------------------   --------   ----------
Edward H. Fleischman....................................         35,000            $1.43      11/11/08
                                                                 17,500             2.14       3/17/09
Joseph R. Hardiman......................................         35,000             1.43      11/11/08
                                                                 17,500             2.14       3/17/09
Gilbert C. Maurer.......................................         35,000             1.43      11/11/08
                                                                 17,500             2.14       3/17/09
Joseph Flom.............................................         35,000             1.43      11/11/08
Edward Mathias..........................................         35,000             1.43      11/11/08

                                PROPOSAL NO. 2:
                               PROPOSED AMENDMENT
                       TO CHANGE THE NAME OF THE COMPANY

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE APPROVAL OF THE PROPOSED
  AMENDMENT TO CHANGE THE COMPANY'S NAME

    The Board of Directors believes that changing the Company's name will reflect the Company's business after the merger with SoundView Technology Group, Inc., while maintaining its name recognition. For the same reason, the Company changed the name of one of its broker-dealer subsidiaries to conform with this proposed name change.

    The Board of Directors has approved and recommends a vote FOR the adoption and approval of an amendment to the Company's certificate of incorporation to change the name of the Company from "Wit Capital Group, Inc." to "Wit SoundView Group, Inc."

    Under the proposed amendment, Article FIRST of the certificate of incorporation of the Company would be amended to read as follows:

       FIRST: NAME. The name of the Corporation is Wit SoundView Group, Inc.

    The approval of the proposed amendment will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Thus, abstentions and broker non-votes will have the same effect as a negative vote.

    If approved by the stockholders at the Annual Meeting, the proposed amendment will become effective upon the filing of the certificate of amendment of the Company's certificate of incorporation with the Delaware Secretary of State.

                                PROPOSAL NO. 3:
                               PROPOSED AMENDMENT
                       TO ELIMINATE CLASS C COMMON STOCK

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE APPROVAL OF THE PROPOSED
  AMENDMENT TO ELIMINATE THE COMPANY'S CLASS C COMMON STOCK

    The Company's certificate of incorporation, as currently in effect, provides that the Company is authorized to issue 159,000,000 shares of Class C common stock, $.01 par value. On December 7, 1999, all outstanding shares of the Company's Class C common stock were converted into common stock and no more Class C shares are outstanding. The Company will not issue any more shares of Class C common stock.

    The Board of Directors has approved and recommends a vote FOR the elimination of the Company's Class C common stock from the Company's authorized capital as set forth in its certificate of incorporation.

    Stockholders are being asked to approve an amendment of Section 1 and
Section 3 of Article FOURTH of the Company's certificate of incorporation to eliminate the Company's Class C common stock. The form of the proposed text of
Section 1 and Section 3 of Article FOURTH, marked to show the deletion of text relating to the Class C common stock, is attached to this Proxy Statement as Exhibit A.

    Under the proposed amendment, the total number of shares of all classes of stock which the Company shall have authority to issue is 605,000,000 shares, consisting of 500,000,000 shares of common stock, $.01 par value, 75,000,000 of non-voting Class B common stock, $.01 par value, and 30,000,000 shares of Preferred Stock, par value $.001 per share. The elimination of the Class C common stock will have no effect on the rights and privileges of the Company's outstanding common stock.

    The approval of the proposed amendment will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Thus, abstentions and broker non-votes will have the same effect as a negative vote.

    If approved by the stockholders at the Annual Meeting, the proposed amendment will become effective upon the filing of a certificate of amendment of the Company's certificate of incorporation with the Delaware Secretary of State.

                           MANAGEMENT OF THE COMPANY

    The following table lists the Company's executive officers as of December 31, 1999.

NAME                                        AGE(1)                      TITLE
----                                       --------   -----------------------------------------
Robert H. Lessin.........................     45      Chairman and co-chief executive officer
Ronald Readmond..........................     57      Vice chairman, co-chief executive officer
                                                      and president
Andrew D. Klein..........................     40      Vice chairman, founder and chief
                                                      strategist
Harry Silver.............................     44      Senior vice president and chief
                                                      administrative officer
M. Bernard Siegel........................     44      Senior vice president and chief financial
                                                        officer(2)
Mark Loehr...............................     43      Director of investment banking
Elizabeth Schimel........................     40      Senior vice president and director of
                                                      business development
Everett F. Lang..........................     57      Senior vice president and director of
                                                        brokerage
George M. Lieberman......................     57      Senior vice president and chief
                                                      information officer(3)
Daniel DeWolf............................     42      Senior vice president and director of
                                                      venture capital fund group
Lloyd H. Feller..........................     57      Senior vice president and co-general
                                                      counsel
Robert C. Mendelson......................     49      Senior vice president and co-general
                                                      counsel
Jonathan Cohen...........................     35      Director of research

------------------------

(1) As of March 31, 2000.

(2) Effective February 2, 2000, Curtis L. Snyder was named chief financial officer. Mr. Siegel is no longer employed by the Company.

(3) Effective March 15, 2000, John W. Palmer replaced Mr. Lieberman as chief information officer. Mr. Lieberman is no longer employed by the Company.

EXECUTIVE OFFICERS

    The following discussion sets forth information regarding the Company's executive officers. Information regarding those executive officers of the Company who are also directors is set forth under "Proposal No. 1 Election of Directors--Business Experience."

    HARRY SILVER, senior vice president and chief administrative officer, joined the Company in August 1999. Mr. Silver previously served as the executive director of the law firm of Cravath, Swaine & Moore where he was responsible for leading the firm's administrative activities. Prior to that, Mr. Silver spent over ten years at Goldman, Sachs & Co., where he was head of worldwide technology and administrative support activities for the investment banking division and the principal investment area.

    M. BERNARD SIEGEL joined the Company in October 1998 as senior vice president and chief financial officer. In February, 2000, Mr. Siegel was appointed senior vice president and director of internal audit and risk management. He has more than twenty years experience in the financial services industry. He served as chief financial officer and director of risk management of Waterhouse Investor Services from November 1993 to June 1998. Prior to that, he was chief financial officer and chief operating officer of Fleet Brokerage Securities. Mr. Siegel is a CPA who spent eight years with KPMG LLP, last serving as a senior audit manager in the financial services division.
Mr. Siegel is no longer employed by the Company.

    MARK LOEHR joined the Company in March 1999 as director of investment banking. In February 2000, Mr. Loehr assumed the responsibilities of Co-Head of Wit SoundView. He spent a total of eight years with Smith Barney, from 1978 to 1983 and from 1994 to 1997, and two years with Salomon Smith Barney, from 1997 to 1999. He spent eleven years with CS First Boston, from 1983 to 1994. While at Smith Barney and, later, Salomon Smith Barney, he served as head of global equity sales and head of equity capital markets. While at CS First Boston, Mr. Loehr served as co-head of U.S. equity capital markets.

    ELIZABETH SCHIMEL, senior vice president and director of business development, joined the Company in August 1999. Prior to joining us and for the past five years, Ms. Schimel worked for BMG Entertainment in several different positions. Most recently, she served as vice president and general manager at GetMusic.com, a joint venture between Bertlesmann A.G. and Universal Music Group, where she was responsible for creating and rolling-out the company's online presence. Prior to joining BMG, Ms. Schimel was director of electronic media development and director of marketing for the electronic publishing division of Bantam Doubleday Dell (now Random House), a division of Bertlesmann. Ms. Schimel also worked in international finance and mergers and acquisitions for PaineWebber Inc. and Banque Indosuez in New York and Hong Kong.

    EVERETT F. LANG became president--digital trading facility in February 1999. Since then, he has assumed the responsibilities of directing and managing our online broker. Dr. Lang was previously chief executive of National Discount Brokers where he introduced the concept of "Flat Fee" trading to consumers. Prior to that, he was chairman and chief executive of BT Brokerage Corporation, a New York Stock Exchange member firm which he helped to organize. In 1995, Dr. Lang founded the Discount Brokerage Association which was assimilated into the Securities Industry Association along with twenty-three member firms. He currently serves as co-chairman of this entity. Dr. Lang has a doctoral degree in organizational psychology from the University of Virginia.

    GEORGE M. LIEBERMAN, senior vice president and chief information officer, joined the Company in February 1999. He was first vice president and director of technology strategy and planning for Merrill Lynch & Co. from June 1991 to December 1998. Prior to joining Merrill Lynch, he was the chief information officer for Telerate Inc., the chief information officer for Chargit Inc. and responsible for the development of major systems projects at many financial industry companies including Citibank and ADP. Mr. Lieberman is no longer employed by the Company.

    DANIEL DEWOLF, senior vice president and director of the venture capital fund group, joined the Company in October 1999. Mr. DeWolf was previously a managing director of the Dawntreader Fund I, L.P. Mr. DeWolf is also currently of counsel to the law firm of Camhy Karlinsky & Stein LLP in New York, New York where he has practiced corporate and securities law since 1994 and where he was a partner from 1994 to 1998. Prior to 1994, Mr. DeWolf was general counsel for SMR Energy, Inc., an independent oil and gas company. From 1982 to 1984 and 1986 to 1990, Mr. DeWolf was affiliated with the law firm of Shea & Gould in New York City. From 1984 to 1986, Mr. DeWolf was an associate at the law firm of Pettit and Martin in San Francisco, California.

    LLOYD H. FELLER, senior vice president and co-general counsel, joined the Company in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Before joining Morgan, Lewis & Bockius LLP in 1979, Mr. Feller served at the SEC as the Associate Director of the Division of Market Regulation, in charge of the Office of Market Structure and Trading Practices.

    ROBERT C. MENDELSON, senior vice president and co-general counsel, joined the Company in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Mr. Mendelson was a member of the Legal Advisory Board of the NASD and formerly chaired the Market Transaction Advisory Committee created by the SEC.

    JONATHAN COHEN joined the Company as director of research in 1999, and was previously head of Merrill Lynch's Internet equity research effort. Mr. Cohen was named to the 1996, 1997 and 1998 Institutional Investors "All American Research Team" for the Internet sector. He has been named as one of the 25 Best U.S. analysts by both Bloomberg and Financial World Magazine. Prior to joining Merrill Lynch in 1998, Mr. Cohen was a managing director and head of Internet and PC Software research at UBS Securities from 1993 to 1997, where his coverage focused on information technology companies.

                             EXECUTIVE COMPENSATION

    The following table sets forth the salaries, and to the extent determinable, the bonuses that the Company paid its co-chief executive officers and the other four most highly compensated executive officers during 1999. The Company has also indicated, where applicable, the compensation paid to these persons during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                           ANNUAL COMPENSATION                 -------------------------
                             -----------------------------------------------   SECURITIES
                                                                OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY      BONUS      COMPENSATION    OPTIONS     COMPENSATION
---------------------------  --------   --------   ----------   ------------   ----------   ------------
Robert H. Lessin...........    1999     $208,332   $1,374,742         --         200,000            --
  Chairman and co-chief        1998           --      135,685         --              --            --
  executive officer

Ronald Readmond............    1999      250,000      600,000         --         200,000      $250,000(1)
  President and co-chief       1998      146,000           --         --       1,750,000       116,000(1)
  executive officer

Jonathan Cohen.............    1999      226,442    5,150,000         --         800,000            --
  Director of research         1998           --           --         --              --            --

Mark Loehr.................    1999      179,615      650,000         --         100,000            --
  Director of investment       1998           --           --         --              --            --
  banking

Lloyd H. Feller............    1999      169,230      390,000         --         190,000            --
  Senior vice president and    1998           --           --         --              --            --
  co-general counsel

Robert C. Mendelson........    1999      170,923      365,000         --         190,000            --
  Senior vice president and    1998           --           --         --              --            --
  co-general counsel

------------------------

(1) Represents expense reimbursement.

STOCK OPTIONS

    OPTION GRANTS. The following table sets forth information regarding stock options granted under the Company's stock option plans in 1999 to the co-chief executive officers and the other four most highly compensated executive officers during 1999. The Company has never granted stock appreciation rights.

                                                  OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1999
                               -----------------------------------------------------------------------------------------
                                                                   INDIVIDUAL GRANTS
                               -----------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                   PERCENTAGE                                       VALUE AT ASSUMED
                                NUMBER OF           OF TOTAL                                      ANNUAL RATES OF STOCK
                                SECURITIES      OPTIONS GRANTED                                  PRICE APPRECIATION FOR
                                UNDERLYING        TO EMPLOYEES       EXERCISE OR                    OPTION TERMS (4)
                                 OPTIONS      (NET OF FORFEITURES)    BASE PRICE    EXPIRATION   -----------------------
                               GRANTED (1)        IN 1999 (2)        ($/SHARE)(3)      DATE          5%          10%
                               ------------   --------------------   ------------   ----------   ----------   ----------
Robert H. Lessin.............     200,000             2.6%               $17.06      12/20/09    $5,558,603   $8,851,146

Ronald Readmond..............     200,000             2.6                 17.06      12/20/09     5,558,603    8,851,146

Jonathan Cohen...............     700,000             9.0                  2.14        2/4/09     2,440,084    3,885,426
                                  100,000             1.3                 17.06      12/20/09     2,779,301    4,425,573

Mark Loehr...................     100,000             1.3                 17.06      12/20/09     2,779,301    4,425,573

Lloyd H. Feller..............     140,000             1.8                  2.14       4/15/09       488,017      777,085
                                   50,000              --                 17.06      12/20/09     1,389,651    2,212,787

Robert C. Mendelson..........     140,000             1.8                  2.14       4/15/09       488,017      777,085
                                   50,000              --                 17.06      12/20/09     1,389,651    2,212,787

------------------------

(1) The options were granted under the Company's Stock Incentive Plan.

(2) Based on an aggregate of 7,797,312 options granted (net of forfeitures) to employees in 1999, including options granted to the other four most highly compensated executive officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant. Prior to the Company's initial public offering, the Board of Directors determined the fair market value of the common stock on the date of the grant on the basis of the most recent price paid by an unaffiliated party for the Company's preferred stock. Subsequent to the Company's initial public offering, the Board of Directors determined the fair market value of the common stock on the date of the grant on the basis of the closing price at the end of the Nasdaq primary trading session.

(4) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    OPTION VALUES. The following table sets forth information concerning the value at December 31, 1999 of exercisable and unexercisable options held by the co-chief executive officers and the other four most highly compensated executive officers of the Company during 1999. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and the price of the options at December 31, 1999.

                       OPTION VALUES AT DECEMBER 31, 1999

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Robert H. Lessin...............................         --        200,000              --             --

Ronald Readmond................................    110,000        340,000       1,712,857     $2,180,000

Jonathan Cohen.................................    175,000        625,000       2,600,001      7,800,004

Mark Loehr.....................................         --        100,000              --             --

Lloyd H. Feller................................     26,250        163,750         390,000      1,690,001

Robert C. Mendelson............................     26,250        163,750         390,000      1,690,001

EMPLOYMENT AGREEMENTS

    ROBERT H. LESSIN. Mr. Lessin has an employment agreement with the Company to serve as Co-Chief Executive Officer. This agreement expires on December 31, 2000, with an automatic one-year extension, unless either party agrees to terminate the agreement upon 90 days notice. During the term of this agreement, Mr. Lessin will receive a minimum annual base salary of $250,000, subject to annual increases by the Board. Mr. Lessin is entitled to participate in the Company's Annual Bonus Plan for Executives and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, its Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Lessin an interest-bearing loan in the amount of $5,750,000 with which he purchased 4,025,000 shares of common stock at $1.43 per share. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased. In the event Mr. Lessin ceases to be employed by the Company, the Company has the right to repurchase his unvested shares at the lower of their fair market value or $1.43 per share. A total of 3,130,558 shares will be vested as of March 31, 2000 and the remainder will vest at the rate of 223,612 per quarter until March 31, 2001. Mr. Lessin's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Lessin also has "piggyback" and demand registration rights relating to the shares.

    In addition to the other compensation due under his employment agreement, in June 2000, June 2001 and December 2001, Mr. Lessin will be entitled to cash payments of $2 million, $2 million and $1 million, respectively. If the Company is sold, Mr. Lessin will be entitled to a payment of up to $5 million less any of the aforementioned payments he previously received. He will not, however, be entitled to these payments if he violates his non-competition agreement or is not employed by the Company at the time of the sale. This does not apply if his employment is terminated by the Company for any reason other than for "cause," disability, death or by him for "good reason."

    Mr. Lessin has agreed, during the term of his employment or until March 31, 2001, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by an entity that is an NASD registered broker-dealer, or that provides financial advisory services or engages in capital raising activities. Mr. Lessin has the right to engage in financial advisory or capital raising activities only through an entity in which he is an investor or director, so long as any fee payable in connection with such activities is pursuant to an arrangement for which registration as a broker-dealer is not required. He may participate in certain venture capital activities so long as they do not violate other terms of his employment agreement.

    Mr. Lessin is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data, or other developments created or discovered during his employment term.

    RONALD READMOND. Mr. Readmond has an employment agreement with the Company to serve as Co-Chief Executive Officer. This agreement expires on December 31, 2000, with an automatic one-year extension, unless either party agrees to terminate the agreement upon 90 days' notice. Under the agreement, Mr. Readmond is entitled to a minimum annual base salary of $250,000, subject to annual increases by the Board, and an annual guaranteed bonus of $250,000. If
Mr. Readmond's employment is terminated by the Company without "cause" or by him for "good reason," the Company must pay him a lump sum equal to his unpaid base salary through the end of his contractual employment period, unpaid annual bonus amounts accrued through the date of termination, and unpaid guaranteed bonus amount prorated through date of termination. If his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum equal to his unpaid base salary earned to the termination date, unpaid annual bonus accrued through the date of termination, and unpaid guaranteed bonus prorated to date of termination.
Mr. Readmond is entitled to participate in the Company's Annual Bonus Plan for Executives and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Readmond an interest-bearing loan in the amount of $2,787,500 with which he purchased 1,561,000 shares of common stock by exercising all vested and unvested options, other than incentive stock options, previously held by him. In the event Mr. Readmond ceases to be employed by the Company, any unvested shares Mr. Readmond purchased can be repurchased by the Company at $1.43 per share. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased. Mr. Readmond's loan becomes due and payable on March 31, 2003 or earlier if his employment terminates or if he disposes of the shares.

    Mr. Readmond is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. Mr. Readmond has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data, or other developments created or discovered during his employment term. Mr. Readmond agrees that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

    JONATHAN COHEN. Mr. Cohen's employment agreement with the Company expires on February 3, 2001. Under the agreement, Mr. Cohen is entitled to a minimum annual base salary of $250,000. He received a signing bonus of $5,000,000 at the commencement of his employment. The Company also granted Mr. Cohen options to purchase 700,000 shares of common stock at $2.14 per share under the Stock Incentive Plan at the commencement of his employment. Prior to February 4, 2000, if Mr. Cohen had violated any portion of his non-competition restrictions or prior to a sale of the Company his employment had been terminated by the Company for "cause," death, disability or by him without "good reason," Mr. Cohen would have been required to pay the Company an amount equal to the product of $2.5 million and a fraction, the numerator of which is the number of days remaining under the terms of his employment agreement and the denominator of which is 730. Pursuant to an amendment to his employment agreement dated February 4, 2000, Mr. Cohen is no longer obligated to repay this amount if his employment is terminated.
Mr. Cohen is entitled to participate in the Company's Investment Banking Bonus Pool and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, Stock Incentive Plan and any other employee benefits provided to senior executives.

    Mr. Cohen has agreed, while employed by the Company, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by any entity that is an NASD registered broker-dealer. He will be permitted to posses up to 4.9% interest in a publicly traded entity.
Mr. Cohen may not use, disclose, or authorize any use or disclosure of any confidential information, other than information that is publicly known to him prior to his employment with the Company, information required to be disclosed in a legal proceeding, or information the disclosure of which is necessary to protect his rights in any proceeding in which the Company is involved.

    MARK LOEHR. Mr. Loehr's employment agreement with the Company expires on March 7, 2002, unless either party elects to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Loehr is entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary through the end of the contractual employment period. Additionally, he will be entitled to his share of the unpaid investment banking bonus pool accrued through the date of termination. However, if his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date and unpaid investment banking bonus pool accrued through the date of termination. Mr. Loehr is entitled to participate in the Company's Investment Banking Bonus Pool and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Loehr an interest-bearing loan in the amount of $1,875,000 with which he purchased 875,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on the loan and is similarly liable for one-half of the principal amounts of the loan. This loan is secured by the shares he purchased. In the event that Mr. Loehr violates his non-competition agreement or ceases to be employed by the Company, the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Loehr's employment is terminated by the Company without "cause," or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 218,750 shares will vest as of March 31, 2000 and the remainder will vest at the rate of 54,688 shares per quarter until March 31, 2003. In addition, Mr. Loehr's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Loehr also has "piggyback" and demand registration rights relating to the shares.

    Mr. Loehr is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Loehr agrees that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

    LLOYD H. FELLER. Mr. Feller's employment agreement with the Company expires on April 14, 2002, unless either party agrees to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Feller is entitled to a minimum annual base salary of $240,000, subject to annual increases by the Board and an annual guaranteed bonus of $480,000 for 1999 and $720,000 for 2000 and 2001. If Mr. Feller's employment is terminated by the Company without "cause" or by him for "good reason," the Company must pay him a lump sum equal to his unpaid base salary through the end of his contractual employment period, unpaid annual bonus amounts accrued through the date of termination, and unpaid guaranteed bonus amount prorated through the date of termination plus fifty percent his unpaid guaranteed bonus for the period commencing with the date of termination through the end of the employment period. If his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must only pay him a lump sum equal to his unpaid base salary earned to the termination date, unpaid annual bonus accrued through the date of termination, and unpaid guaranteed bonus prorated to date of termination.
Mr. Feller is entitled to participate in the Company's Annual Bonus Pool for Executives and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Feller an interest-bearing loan in the amount of $975,000 with which he purchased 455,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on his loan and is similarly liable for one-half of the principal amounts of his loan. This loan is secured by the shares he purchased. In the event Mr. Feller violates his non-competition restrictions or ceases to be employed by the Company (except for termination without "cause" or for "good reason"), the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Feller's employment is terminated by the Company without "cause" or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 113,750 shares will vest as of March 31, 2000 and the remainder will vest at the rate of 28,438 shares per quarter until March 31, 2003. In addition, Mr. Feller's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Feller also has "piggyback" and demand registration rights relating to the shares.

    Mr. Feller is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Feller agrees that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

    ROBERT C. MENDELSON. Mr. Mendelson's employment agreement with the Company expires on April 14, 2002, unless either party agrees to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Mendelson is entitled to a minimum annual base salary of $240,000, subject to annual increases by the Board and an annual guaranteed bonus of $480,000 for 1999 and $720,000 for 2000 and 2001. If Mr. Mendelson's employment is terminated by the Company without "cause" or by him for "good reason," the Company must pay him a lump sum equal to his unpaid base salary through the end of his contractual employment period, unpaid annual bonus amounts accrued through the date of termination, and unpaid guaranteed bonus amount prorated through the date of termination plus fifty percent his unpaid guaranteed bonus for the period commencing with the date of termination through the end of the employment period. If his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must only pay him a lump sum equal to his unpaid base salary earned to the termination date, unpaid annual bonus accrued through the date of termination, and unpaid guaranteed bonus prorated to date of termination. Mr. Mendelson is entitled to participate in the Company's Annual Bonus Pool for Executives and Long-Term Incentive Plan. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Mendelson an interest-bearing loan in the amount of $975,000 with which he purchased 455,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on the loan and is similarly liable for one-half of the principal amounts of the loan. This loan is secured by the shares he purchased. In the event Mr. Mendelson violates his non-competition restrictions or ceases to be employed by the Company (except for termination without "cause" or for "good reason"), the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Mendelson's employment is terminated by the Company without "cause," or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 113,750 shares will vest as of March 31, 2000 and the remainder at the rate of 28,438 shares per quarter until March 31, 2003. In addition, Mr. Mendelson's loan becomes due and payable if his employment terminates or if he disposes of the shares.
Mr. Mendelson also has "piggyback" and demand registration rights relating to the shares.

    Mr. Mendelson is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Mendelson agrees that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

MANAGEMENT BENEFIT PLANS

    STOCK INCENTIVE PLAN

    The Company has a Stock Incentive Plan which permits the Company to grant stock and stock-based awards to the Company's employees, officers, directors and consultants, including stock options, stock appreciation rights, restricted and unrestricted stock, phantom stock awards, performance awards, convertible debentures and other stock and cash awards. The purpose of the plan is to promote the Company's long-term growth and profitability by providing the people with incentives to improve stockholder value and contribute to the Company's growth and financial success. The awards also enable the Company to attract, retain and reward the best available people for positions of substantial responsibility.

    Under the Stock Incentive Plan, the Company is authorized to issue up to 27,350,000 shares of common stock. As of March 31, 2000, a total of 400 current and former employees and consultants hold options to purchase 10,215,303 shares of the Company's common stock under the Stock Incentive Plan, of which the options are vested with respect to 3,231,542 shares. As of March 31, 2000, a total of 93 current and former employees and consultants hold 1,709,473 shares of common stock as a result of restricted stock awards, granted under the Company's Stock Incentive Plan, from the Company's retention pool.

    As part of the Company's merger with SoundView Technology Group Inc. on January 31, 2000, the Company adopted SoundView's Stock Option Plan, although no additional options to purchase will be granted under SoundView's Plan. As of March 31, 2000, options to purchase 7,791,871 shares of the Company's common stock, originally granted as options to purchase SoundView's common stock, were outstanding and held by a total of 125 persons who became employees of the Company following the merger or were formerly employees or consultants of SoundView.

    A subcommittee of the compensation committee of the Board of Directors administers the Stock Incentive Plan. The subcommittee has authority to take all actions necessary to carry out the purpose of the plan, including the authority to select the participants, to determine the sizes and types of the awards to grant, to establish the terms and conditions of the awards, and to modify outstanding awards.

    ANNUAL BONUS PLANS

    The Company has an annual bonus plan for its executives. Under the plan performance-based bonuses are awarded to executive officers and key executives as incentives for the participants to contribute to the Company's growth and profitability. The compensation committee of the Board administers the plan. Each year, the committee determines the amount of the bonus pool from which the bonuses will be paid. The bonus pool is determined based on a formula adopted by the committee and takes into account one or more of the following measures of the Company's financial performance: (a) pre-tax or after-tax return on equity;
(b) earnings per share; (c) pre-tax or after-tax net income; (d) pre-tax operating income; (e) net revenues; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The committee determines the percentage of the bonus pool payable to each participant, subject to adjustment based on achievement of individual, group or corporate performance goals. The Company will pay the bonuses in cash, stock or stock-based awards under the Stock Incentive Plan, or in any combination of these methods. Subject to the terms of the deferred compensation plan, a participant may elect to defer payment of his bonus and receive the payment under the deferred compensation plan.

    During 1999, the Company also had an annual bonus plan for the investment banking group to foster the same motivation among the Company's investment bankers and analysts and to contribute to the Company's profitability. The bonuses under this plan were paid periodically from a bonus pool that consists of 32% of the revenue generated by the investment banking group. A committee, appointed by the Board, selected the participants each year and determined the formula for allocating the bonus pool among them. Based on a participant's performance and any other factors identified by the committee, a participant's bonus could be increased or decreased by up to 20%. The Company paid the bonuses in cash, securities given to the Company as compensation in transactions in which the investment banking group had participated, stock or stock-based awards under the Stock Incentive Plan, or any combination of these methods. Subject to the terms of the Company's deferred compensation plan, a participant could elect to defer payment of his or her bonus and receive the payment under the deferred compensation plan. A portion of the annual bonus plan for the investment banking group pool could be allocated to the annual bonus plan for executives.

    LONG-TERM INCENTIVE PLAN

    The Company has adopted a long-term incentive plan to attract and retain employees who contribute to the Company's continued growth, development and financial success. The compensation committee of the Board will administer the plan and will select the executives and key employees who participate in the plan. The plan provides for the payment of performance awards if certain objective performance goals are met over a three-year performance period. Performance goals and corresponding performance awards will be set by the committee at the beginning of the three-year period and are based on one or more of the following measures of the Company's financial performance: (a) net revenue or income; (b) stock price; (c) return on equity; (d) earnings per share; (e) profits before taxes; (f) operating income and (g) any other factors identified by the committee. The committee may adjust the amount of performance award payable to any participant based on additional factors such as individual performance and contributions to the Company's success. Performance awards are payable only to participants who are employed by the Company at the end of the three-year performance period. Performance awards will be paid in cash, stock, or a combination of these methods. Subject to the terms of the Company's deferred compensation plan, a participant may elect to defer payment of a performance award and receive the payment under the deferred compensation plan. The Company has not yet implemented the long-term incentive plan.

    DEFERRED COMPENSATION PLAN

    The Company has adopted a deferred compensation plan for the employees participating in the three bonus plans (the long-term incentive plan, the annual bonus plan for executives and the annual bonus plan for the investment banking group). Participation in the deferred compensation plan will be limited to those bonus plan participants who would represent a "select group of management and highly compensated employees" under applicable federal law governing employee benefit plans. The plan permits the participants to make annual elections to defer all or a portion of the bonuses they might earn under the bonus plans. The deferred amounts will be credited to the participants' accounts, which will not hold assets but be maintained only for the purpose of recordkeeping. The cash bonuses deferred under the plan will be credited with gains and losses as if they were actually invested in the investment alternatives selected by the participants from a menu available under the plan. The deferred bonuses based on shares of the Company's common stock will be credited with gains and losses based on the value of the stock and stock dividends. If there are cash dividends and distributions on the shares credited to the accounts, these amounts will be credited with earnings at a fixed annual percentage rate. The participants' interests in their accounts will be vested and not forfeitable. Each account will be paid out at the time and in the manner and form as selected by the participant from a menu of alternatives available under the plan. The Company has not yet implemented this plan.

    401(K) PLAN

    The Company maintains a 401(k) retirement savings plan. All employees meeting certain minimum eligibility requirements are eligible to participate in the 401(k) plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. The contribution cannot exceed a statutorily prescribed annual limit. Although not required, the 401(k) plan permits the Company to make additional contributions to the plan. The amounts contributed by the employees fully vest at the time of contribution. The Company did not contribute to the 401(k) plan in 1997, 1998 or 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes that, during 1999, all filing requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent Stockholders were complied with on a timely basis, except that one director of the Company, Gilbert C. Maurer, as of June 4, 1999 filed his Form 3 25 days late due to his absence on an extended foreign trip.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For 1999, the Compensation Committee performed the functions of a board compensation committee.

    During 1999, the compensation committee of the Board of Directors consisted of John H.N. Fisher, Steven M. Gluckstern, Gilbert C. Maurer and the Company's Co-Chief Executive Officer and President, Ronald Readmond.

    The Company has extended to Mr. Readmond an interest-bearing loan in the amount of $2,787,500 with which he purchased 1,561,000 shares of common stock by exercising all vested and unvested options, other than incentive stock options, previously held by him. In the event Mr. Readmond ceases to be employed by the Company, any unvested shares Mr. Readmond purchased can be repurchased by the Company at $1.43 per share. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased. Mr. Readmond's loan becomes due and payable on March 31, 2003 or earlier if his employment terminates or if he disposes of the shares.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHOULD NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

    The compensation committee of the Board of Directors is composed of Ronald Readmond, the Company's co-chief executive officer and president and three non-employee directors, John H.N. Fisher, Steven M. Gluckstern and Gilbert C. Maurer.

    The compensation committee is responsible for reviewing and approving all compensation of the Company's executive officers. The compensation committee reviews the compensation of the Company's executive officers on an ongoing basis and develops plans that are designed to support arrangements for the Company's business strategies, reflect the competitive environment in which it competes, and provide cost and tax-effective forms of remuneration.

TOTAL COMPENSATION STRATEGY

OVERVIEW

    The Company believes strongly in pay-for-performance and has developed compensation policies to reflect this:

    - To attract and retain the best qualified and most talented executives available to lead the Company in the creation of stockholder value,

    - To motivate and reward annual and long-term results achieved for stockholders based on corporate, business unit and individual performance,

    - To align management's interests with stockholders, by increasing executive ownership of the Company's common stock, and

    - To pay competitive salaries as measured against other companies in the industry.

    In implementing these policies, the compensation committee has taken a total compensation approach. The three elements of total compensation for executive officers are base salary, cash bonus and stock options. The compensation committee has devised a compensation mix of cash and stock that provides executive officers with a powerful incentive to achieve the Company's strategic objectives and to maximize long-term shareholder value.

BASE SALARIES

    This is the only fixed portion of the executive officer's annual compensation. All other compensation components are at risk and based on performance, except for those executive officers with a guaranteed minimum bonus. Executive officer base salaries will be reviewed periodically based on factors determined by the compensation committee at the time of review.

ANNUAL CASH INCENTIVE COMPENSATION

    Annual cash incentives are based on annual revenues and operating income improvement so that significant focus is on Company growth and on profitability.

APPROVAL PROCESS

    Consistent with the Company's policies, the compensation committee assesses the performance of the co-chief executive officers and all other executive officers and recommends the annual cash incentive amounts and stock option awards for these individuals to the Board of Directors for approval.

    The compensation committee retains the discretion to adjust awards for each executive officer based on an assessment of each executive's performance. As part of this assessment, the compensation committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. Performance factors taken into consideration include, but are not limited to, strategic planning, quality of client service, market share, corporate reputation, financial results, compliance and risk control, management development, workforce diversity, technology and innovation.

COMPETITIVE BENCHMARKING

    The compensation committee evaluates performance and progress relative to the achievement of strategic business objectives, year-over-year results, and results over multiple years. Further, the compensation committee will assess when the external economic and business conditions may produce results that are unrelated to management performance. As part of this evaluation, the compensation committee also considers competitive performance and pay levels based on a peer group of financial services and Internet companies selected and surveyed by Towers Perrin, a third-party compensation consulting firm. This peer group represents the marketplace in which the Company competes for talent and is comprised of twenty-eight publicly owned companies. The compensation committee's philosophy is to position the Company's compensation between the median and the 75th percentile of the peer group based upon performance, with the opportunity for total compensation and individual compensation to rise above this level upon achievement of exceptional results.

1999 COMPENSATION PLANS

    Based on the above assessment, executive officer compensation, including that of Mr. Readmond, is determined and administered by the compensation committee on the basis of total compensation. Therefore, the total compensation program established by the compensation committee is comprehensive and integrates all components including salary, annual cash, and stock option awards.

SALARY

    Salaries are reviewed periodically by the compensation committee for appropriateness and adjusted periodically in its judgment, based primarily on each individual executive officer's performance and responsibility level as well as competitive salary levels for similar positions at peer companies. The salaries of several executive officers were increased from 1998 levels.

AWARDS UNDER ANNUAL BONUS PLAN

    Under the Annual Bonus Plan, bonuses are paid to executive officers and key executives as an incentive for the executives to contribute to the Company's growth and profitability. Each year, the compensation committee determines the amount of the bonus pool from which the bonuses will be paid. The bonus pool is determined based on a formula, as adopted at the compensation committee's discretion, which takes into account one or more of the following measures of our financial performance: (a) pre-tax or after-tax return on equity;
(b) earnings per share; (c) pre-tax or after-tax net income; (d) pre-tax operating income; (e) net revenues; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The compensation committee determines the percentage of the bonus pool payable to each executive, subject to adjustment based on achievement of individual, group or corporate performance goals.

STOCK INCENTIVE PLAN

    A subcommittee of the compensation committee, comprised of the non-employee members of the compensation committee, made stock option grants under the Stock Incentive Plan to executive officers to continue to link a major portion of executive officers' compensation and financial interests to the performance of the Company's common stock. The size of such annual grants reflects the subcommittee's judgment as to the individual executive officer's current and future role in the Company's growth and profitability of its business units and to the creation of long-term shareholder value.

CO-CHIEF EXECUTIVE OFFICER COMPENSATION

    The same criteria described above is applied in assessing the performance and determining the compensation of the co-chief executive officers, who participate in the Company's compensation plans on the same basis as all other executive officers.

    The compensation committee, in setting their compensation, has taken into account that 1999 was the Company's first year as a publicly held company. Factors considered by the compensation committee include the Company's initial public offering, the rapid growth in the number of clients and customers, and the successful negotiations in connection with the merger with SoundView Technology Group. The compensation committee believes that the Company has performed exceptionally well and is well positioned with high potential for future growth and profitability.

    In 1999, Mr. Readmond's salary was increased to $250,000 from $200,000 in 1998. He also received an annual cash incentive award of $600,000 in 1999. He received no cash incentive award in 1998. In 1999, Mr. Readmond received an annual stock option grant of 200,000 shares. He received options to purchase 1,750,000 shares upon joining the Company in 1998.

    On March 1, 1999, Mr. Lessin began receiving $250,000 base salary from the Company. Prior to April 1, 1999, Mr. Lessin received 50% of fees generated on advisory agreements brought to the Company which totaled $774,741 for 1999 and $135,685 for 1998. In 1999 he also received an annual cash incentive award of $600,000 and an annual stock option grant of 200,000 shares.

TAX CONSIDERATIONS

    As noted above, the compensation committee's compensation strategy is to be cost and tax effective. Therefore, the compensation committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

                                          WIT CAPITAL GROUP, INC.

                                          John H.N. Fisher
                                          Steven M. Gluckstern
                                          Gilbert C. Maurer
                                          Ronald Readmond

PERFORMANCE ANALYSIS

    The following performance graph compares the cumulative total returns of the Company, the Standard & Poor's 500 Composite Stock Price Index (S&P 500) and the Bloomberg US Internet Financial Services Index for the period June 3, 1999 through December 31, 1999. The Bloomberg US Internet Financial Services Index consists of Ameritrade, DLJ Direct, E-Trade, E-Loan, Knight-Trimark, Lending Tree, Mortgage.com, NDB, Netbank, Next Card, Schwab, TD Waterhouse, Webstreet and the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                6/3/99  6/15/99  6/30/99  7/15/99  7/30/99  8/13/99  8/31/99  9/15/99  9/30/99
Wit Capital Group, Inc.                              0     6.94   277.78   270.83   172.22   121.53   115.28   120.83   102.78
S&P 500 Index                                        0     0.17     5.71     8.61     2.41     2.41      1.9     1.79    -0.89
Bloomberg US Internet Financial Services Index       0   -15.05    14.02    13.53    -13.1   -17.09   -24.39   -30.89    -34.5

                                                10/15/99  10/29/99  11/15/99  11/30/99  12/15/99  12/31/99
Wit Capital Group, Inc.                            79.17     95.14    161.81    116.67     86.11     88.89
S&P 500 Index                                      -3.58     -5.38      7.89      7.52      9.48     13.86
Bloomberg US Internet Financial Services Index    -40.93    -29.16    -11.24    -22.87    -24.46    -26.27

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth in alphabetical order the beneficial ownership of the Company's voting stock as of March 31, 2000 by: (a) each person or entity the Company knows beneficially owns 5% or more of its voting stock;
(b) the Company's co-chief executive officers and the other four most highly compensated executive officers as of December 31, 1999; (c) each of the Company's directors; and (d) all the Company's current directors and executive officers as a group. The following percentage information is calculated based on 77,614,332 shares of common stock outstanding, excluding the 11,666,666 shares of non-voting Class B common stock held by Goldman Sachs.

                                                         NUMBER OF SHARES
                                                           BENEFICIALLY       PERCENTAGE OF VOTING
NAME OF BENEFICIAL OWNER                                     OWNED(1)       STOCKS BENEFICIALLY OWNED
------------------------                                 ----------------   -------------------------
Capital Z Financial Services Fund II, L.P..............     11,666,666                15.0%
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005
Jonathan Cohen(2)......................................        110,000                   *
Russell D. Crabs (3)...................................      1,871,827                 2.4%
Draper Fisher Jurveston................................      1,906,444                 2.5%
  400 Seaport Court
  Redwood City, CA 94063
Lloyd H. Feller(4).....................................        493,125                   *
John H.N. Fisher(5)....................................         80,608                   *
  400 Seaport Court
  Redwood City, CA 94063
Edward H. Fleischman(6)................................         28,146                   *
Steven Gluckstern(7)...................................             --                  --
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005
Joseph R. Hardiman(6)..................................         50,313                   *
Andrew D. Klein........................................      4,354,537                 5.6%
Robert H. Lessin(8)....................................      4,754,365                 6.1%
Mark Loehr(9)..........................................        891,250                 1.1%
Gilbert C. Maurer(6)...................................         15,313                   *
Robert C. Mendelson(4).................................        493,125                   *
Adam Mizel(7)..........................................             --                  --
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005
Ronald Readmond(10)....................................      1,822,000                 2.3%
All executive officers and directors as a group             15,648,664                20.2%
  (20 persons)(11).....................................

------------------------

  * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of March 31, 2000 are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares shown.

 (2) Has an additional 575,000 options exercisable after 60 days.

 (3) Has an additional 409,750 options exercisable after 60 days.

 (4) Has an additional 151,875 options exercisable after 60 days.

 (5) Mr. Fisher is a managing director of Draper Fisher Jurvetson and therefore may be deemed to beneficially own shares held by Draper Fisher Jurvetson.

 (6) Has an additional 37,187 options exercisable after 60 days.

 (7) General partner of Capital Z Partners and therefore may be deemed to beneficially own shares held by Capital Z Financial Services
     Fund II, L.P.

 (8) In addition to his purchases from the Company, Mr. Lessin purchased shares from two of the Company's stockholders. Has an additional 187,500 options exercisable after 60 days.

 (9) Has an additional 93,750 options exercisable after 60 days.

 (10) Has an additional 310,000 options exercisable after 60 days.

 (11) If the Company includes shares beneficially owned by Capital Z Financial Services Fund II, L.P. and Draper Fisher Jurvetson, each of which has designated one or more members of the Board of Directors, then the number of shares and percentages would be 29,221,774 and 37.6%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Except as described below, none of the Company's directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which the Company is or has been a party. The Company believes that the terms of each of the transactions described below were no less favorable to the Company than could have been obtained from unaffiliated third parties. In addition, the Company will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to the Company than could be obtained from unaffiliated third parties. In any event, the Company will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

LOANS TO OFFICERS

    Messrs. Lessin, Loehr, Feller and Mendelson received loans from the Company to purchase shares of common stock pursuant to their respective employment agreements as described above under "Employment Agreements." In addition, Messrs. Readmond, Lang and Lieberman accepted the Company's offer to exercise all their vested and unvested stock options on April 30, 1999, excluding incentive stock options. The shares they purchased by exercising these options have not yet vested and can be repurchased by the Company, unless they remain in the Company's employ through the respective periods when these options would have vested. The individuals are personally liable for all interest due on their loans and are similarly liable for one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of the loan. Each loan becomes due and payable on March 31, 2003 or earlier, if the individual's employment is terminated or he disposes of the shares. The number of shares purchased by the individuals and the amounts loaned to them are set forth in the table below.

                                                               NUMBER OF
                                                                SHARES
                                                              ACQUIRED ON      LOAN
                                                               EXERCISE       AMOUNT
                                                              -----------   ----------
Robert H. Lessin............................................   4,025,000    $5,750,000
Mark Loehr..................................................     875,000     1,875,000
Lloyd H. Feller.............................................     455,000       975,000
Robert C. Mendelson.........................................     455,000       975,000
Ronald Readmond.............................................   1,561,000     2,787,500
Everett F. Lang.............................................     157,864       338,281
George M. Lieberman(1)......................................      93,333       200,000

------------------------

(1) Effective upon Mr. Lieberman's termination of employment, the Company repurchased his unvested shares and his loan, including interest thereon, was paid in full.

STOCK ISSUANCES TO EXECUTIVE OFFICERS, DIRECTORS AND THE COMPANY'S LARGEST STOCKHOLDERS

    The following table sets forth issuances of common stock to the Company's largest stockholders, executive officers and directors since January 1, 1999. All purchases during April 1999 by officers were pursuant to the exercise of their outstanding options.

STOCKHOLDER                                     PRICE PER SHARE   SHARE AMOUNTS     ISSUANCE DATE
-----------                                     ---------------   -------------   -----------------
The Goldman Sachs Group, Inc.(1)..............      $  2.14         11,666,666    April 8, 1999
Capital Z Financial Services
  Fund II, L.P.(2)............................         2.14         11,666,666    February 23, 1999
Draper Fisher Jurvetson(3)....................         2.14            933,333    March 8, 1999
                                                       1.43            483,021    November 15, 1999
Ronald Readmond...............................         1.43          1,561,000    April 30, 1999
                                                       1.43             30,000    December 16, 1999
Mark Loehr....................................         2.14            875,000    March 5, 1999
Lloyd H. Feller...............................         2.14            455,000    March 22, 1999
Robert C. Mendelson...........................         2.14            455,000    March 22, 1999
M. Bernard Siegel.............................         1.43             35,000    April 5, 1999
Everett F. Lang...............................         2.14            157,864    April 30, 1999
George M. Lieberman...........................         2.14             17,500    April 14, 1999
                                                       2.14             93,333    April 30, 1999
Harry Silver..................................       17.125             40,000    August 4, 1999
Elizabeth Schimel.............................       18.125             40,000    August 9, 1999

------------------------

(1) The Goldman Sachs Group, Inc. owns 11,666,666 shares of non-voting Class B common stock. It also owns warrants to purchase up to 5,637,295 shares of Class B common stock. In addition, Goldman Sachs has the right to receive warrants to purchase an additional 153,247 shares of Class B common stock in certain circumstances. All warrants issued to Goldman Sachs become exercisable in October 2000.

(2) Steven Gluckstern, a director of the Company, and Adam Mizel, a director of the Company who is not standing for reelection, are general partners of Capital Z Partners which is a general partner of Capital Z Financial Services Fund II, L.P.

(3) John H.N. Fisher, one of the Company's directors, is a Managing Director of Draper Fisher Jurvetson.

VENTURE CAPITAL FUND MANAGEMENT

    The Company established its Venture Capital Fund Group in October 1999 when several of the members of the management team of Dawntreader Fund I LP joined the Company. The Venture Capital Fund Group currently manages Wit VC Fund I LP (formerly called Arista Capital Partners, LP) and a series of four funds collectively known as Dawntreader Fund II, LP. The Company derives revenue through management fees and sharing in profits realized by the funds.

    The Company owns one half of the profits interest of the general partner in Wit VC Fund I LP with the other one half going to five individuals, including Daniel DeWolf and three of the members of the management teams of Dawntreader Fund I LLP that joined the Company.

    When Wit VC Fund I LP was formed, the arrangements among the Dawntreader group, Robert H. Lessin and the Company contemplated future funds in which Mr. Lessin would have received a material portion of the general partner's share of profits in future funds organized or sponsored by the Company. However, when members of the Dawntreader management team joined the Company, those arrangements were terminated.

    Currently, the Company owns 35% of the profits interest of the general partner in three of the Dawntreader Fund II partnerships. The fourth Dawntreader Fund II partnership only permits investment by employees of the Company and its subsidiaries and the Company has no profits interest in that fourth fund. The remainder of the profits interest in the three Dawntreader Funds is shared among the management team of our Venture Capital Fund Group including Daniel DeWolf, Company employees who are on these funds' investment committee, including Jonathan Cohen, and our chairman and co-CEO Robert H. Lessin, who has a 25% profits interest.

                            INDEPENDENT ACCOUNTANTS

    Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1999. As has been the prior practice, the Board of Directors will appoint an auditor for the current fiscal year prior to the commencement of the audit.

                                 OTHER BUSINESS

    It is not intended to bring before the Annual Meeting any matters except the election of Directors and the two proposed amendments to the Company's certificate of incorporation. The management is not aware at this time that any other matters are to be presented for action. If, however, any other matters properly come before the meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

                  PROVISION OF CERTAIN ADDITIONAL INFORMATION

    The Company's Annual Report for year ended December 31, 1999 is being furnished with this Proxy Statement.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2001 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than December 31, 2000 to be considered for inclusion in the Company's proxy materials for that meeting. The proposal must be mailed to the Company's principal executive offices at 826 Broadway, Seventh Floor, New York, New York 10003, Attention:
Secretary.

    A stockholder that intends to present business at the 2001 annual meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's Bylaws. To bring business before an annual meeting, the Company's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, the Company must receive notice of the stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 1, 2001 and no later than March 5, 2001. If the notice is received before February 1, 2001 or after March 5, 2001, it will be considered untimely and the Company will not be required to present such proposal at the 2001 annual meeting.

                                          By Order of the Board of Directors,

                                          ROBERT C. MENDELSON
                                          SECRETARY

New York, New York
May 1, 2000

                                                                       EXHIBIT A

                                    FROM THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            WIT CAPITAL GROUP, INC.

                            ------------------------

    FOURTH:    Section 1. CAPITAL STOCK. The total number of shares of capital stock which the Corporation shall have authority to issue is
<#>[764,000,000]</#> 605,000,000 shares, consisting of (i) 500,000,000 shares of
Common Stock, par value $0.01 per share (the "Common Stock"), (ii) 75,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock")<#>[,]</#> AND (iii) <#>[159,000,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock") and (iv)]</#> 30,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine.

    The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock which the Board of Directors is herein authorized to fix and the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Common Stock<#>[,]</#> AND the Class B Common Stock <#>[and the Class C Common Stock]</#>.

    Section 3.  COMMON STOCK <#>[and Class C Common Stock]</#>.

        (a) VOTING RIGHTS. Except as otherwise provided herein or as otherwise required by law, the entire voting power and all voting rights shall be vested exclusively in the Common Stock <#>[and the Class C Common Stock]</#>, the holders of which shall vote together on all matters to be voted on by the stockholders of the Corporation. Each outstanding share of Common Stock <#>[and each outstanding share of Class C Common Stock]</#> shall entitle the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of the stockholders of the Corporation. <#>[The Common Stock and Class C Common Stock shall vote together as a single class.</#>

        <#>(b) TRANSFER RESTRICTIONS. Prior to the Transfer Restriction
Termination Date (as hereinafter defined), no holder of Class C Common Stock may transfer or dispose of any share of Class C Common Stock or any interest in any such share. Any purported transfer or disposition of a share of Class C Common Stock in violation of the aforesaid restriction shall be null and void and the Corporation shall not be required to register the same or otherwise give effect thereto. Certificates evidencing shares of Class C Common Stock shall bear a legend evidencing the foregoing restriction. For purposes hereof, the term "Transfer Restriction Termination Date" shall mean the earlier of (i) the date which is 180 days following the closing by the Corporation of an initial public offering of shares of the Common Stock registered under the Securities Act of 1933, as amended, in which (a) the aggregate net proceeds to the Corporation are at least $5,000,000 and (b) the per share price to the public is not less than $3.00 (appropriately adjusted for any stock splits, combinations or stock dividends) and (ii) February 1, 2000.</#>

        <#>(c)  CONVERSION. Each share of Class C Common Stock shall be automatically and irrevocably converted into one share of Common Stock, without further action on the part of the holder thereof, upon the Transfer Restriction Termination Date and thereafter all rights of the holders of shares of Class C Common Stock, as holders of Class C Common Stock, shall cease and such holders shall be treated for all purposes as having become the holders of shares of Common Stock.</#>

        <#>(d)  Corporation to Reserve Shares of Common Stock for Conversion of
Class C Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion or exchange of the shares of Class C Common Stock, at least the number of shares of Common Stock that is equal to the number of shares of Class C Common Stock then outstanding plus the number of shares of Class C Common Stock issuable upon exercise of warrants, options and rights to acquire shares of Class C Common Stock then outstanding or upon conversion or exchange of other securities exercisable for or exchangeable into shares of Class C Common Stock then outstanding.</#>

        <#>(e) Class C Common Stock to Receive Equal Treatment. The Class C
Common Stock shall, with respect to any reclassification, recapitalization, stock split or similar transaction and in any merger, consolidation or share exchange, be treated in all respects identical to the Common Stock except as otherwise required by law.]</#>

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------


                                      PROXY

                             WIT CAPITAL GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 2000



         The undersigned hereby appoints Lloyd H. Feller and Robert C. Mendelson as Proxies, each with power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Wit Capital Group, Inc. (the "Company"), held of record by the undersigned on April 7, 2000, at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 1, 2000 or any postponements or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE BOARD OF DIRECTORS' TWO NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.





------------                                                      ------------
SEE REVERSE                                                       SEE REVERSE
   SIDE                 TO BE SIGNED ON REVERSE SIDE                 SIDE
------------                                                      ------------

                                             ANNUAL MEETING OF STOCKHOLDERS
                                             Thursday, June 1, 2000
                                             9:30 A.M. Eastern Standard Time
                                             Peninsula Hotel
                                             700 Fifth Avenue
                                             New York, NY



INSTRUCTIONS FOR VOTING YOUR PROXY

Wit Capital is now offering stockholders of record three alternative ways of voting your proxies: -BY TELEPHONE (using a touch-tone telephone) -THROUGH THE INTERNET (using a browser) -BY MAIL (traditional method)

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
----------------
TELEPHONE VOTING                  Available only until 5:00 p.m. Eastern time
----------------                  on May 31, 2000.
o  This method of voting is available for residents of the U.S. and Canada.
o On a touch tone telephone, call TOLL FREE 1-877-816-0835 24 hours a day, 7 days a week.
o  You will be asked to enter ONLY the control number shown below.
o  Have your proxy card ready, then follow the simple instructions.
o  Your vote will be confirmed and cast as you directed.

----------------
INTERNET VOTING                   Available only until 5:00 p.m. Eastern time
----------------                  on May 31, 2000
o  Visit our internet voting website at HTTP://PROXY.GEORGESON.COM.
o Enter the Company Number AND Control Number shown below and follow the instructions on your screen.
o  You will incur only your usual internet charges.

----------------
VOTING BY MAIL
----------------
o Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
o  IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL
   YOUR PROXY CARD.



   ----------------                                        -----------------
   COMPANY NUMBER                                           CONTROL NUMBER
   ----------------                                        -----------------




                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

----  Please mark
 X    votes as in
----  this example.
                                                             FOR    WITHHOLD

1.  Election of Directors.                                   ----     ----
    Nominees (term expiring in 2003): Joseph R. Hardiman
    and Andrew D. Klein                                      ----     ----


    ---------------------------------------------------
    For all nominees EXCEPT as noted above
                                                         FOR   AGAINST  ABSTAIN

                                                         ----    ----    ----
2. Approval of proposed amendment to change the name of
   the Company.                                          ----    ----    ----

                                                         ----    ----    ----
3. Approval of proposed amendment to eliminate the Class
   C common stock.                                       ----    ----    ----


4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

                                NOTE: PLEASE SIGN EXACTLY AS YOUR
                                NAME APPEARS ON THIS PROXY CARD. ALL
                                JOINT OWNERS SHOULD SIGN. WHEN
                                SIGNING AS EXECUTOR, ADMINISTRATOR,
                                ATTORNEY, TRUSTEE OR GUARDIAN OR AS
                                CUSTODIAN FOR A MINOR, PLEASE GIVE
                                FULL TITLE AS SUCH. IF A CORPORATION,
                                NAME AND INDICATE THE SIGNER'S
                                OFFICE. IF A PARTNER, SIGN IN THE
                                PARTNERSHIP NAME.


                                -----------------------------------------------
                                SIGNATURE


                                -----------------------------------------------
                                SIGNATURE (IF HELD JOINTLY)


                                -----------------------------------------------
                                DATE